EXHIBIT 2

                                  ADT LIMITED

                                 FORM OF PROXY



Triangle Corporation, a Delaware corporation whose address is 900 Market Street, Wilmington, Delaware, 19801 ("Triangle"), being a member of ADT Limited (the "Company"), hereby appoints the Chairman of the Board of Directors of the Company for the time being as its proxy to vote for and on its behalf (or abstain from voting) as he shall determine in his absolute discretion, in respect of the Shares (as defined below) (or such of the Shares in respect of which it is the registered holder at the relevant time) at each meeting of members of the Company (or any class thereof) held after the date hereof at which it as registered holder of Shares is entitled to attend and vote (and at any adjournment thereof) on all matters which are put before such meeting including (without limitation) any motion to adjourn such meeting.

In this proxy, the "Shares" means the 15,000,000 common shares of US $0.10 each in the Company registered in the name of Triangle as at the date hereof (the "original shares"), any other shares in the Company which Triangle receives on or after the date hereof by way of bonus or capitalization of profits or reserves or otherwise, by reason of Triangle being the registered shareholder of the original shares or of any shares derived from or received in respect of the original shares (the "additional shares") and any other shares in the Company into which any of the original shares or the additional shares are consolidated, sub-divided, reclassified, converted, or exchanged.

This proxy shall be irrevocable before midnight on September 27, 1998. Thereafter this proxy may be revoked by delivery to the Company of a written notice of revocation. This proxy shall be revoked automatically on our ceasing to be the registered holder of all of the Shares.

This proxy is governed by and shall be construed in accordance with the laws of Bermuda.

In witness of which this form of proxy has been executed and delivered as a deed on March 21, 1997.

Executed as a deed by

TRIANGLE CORPORATION



By:  /s/ Richard L. Handley
      Richard L. Handley
      Vice President